UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Gendron, Gerard
   ITT Cannon Division
   666 E. Dyer Road
   Santa Ana, CA  92705-5612
2. Issuer Name and Ticker or Trading Symbol
   ITT Industries, Inc.
   IIN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   02/04/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |01/13/|A   |V|883 (1)           |A  |(1)        |883                |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Common Stock (ISP)  (2)    |      |    | |                  |   |           |4,849              |I     |In Trust                   |
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Common Stock (DRIP)  (3)   |      |    | |                  |   |           |1,389              |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Common Stock (Right to|$39.56  |01/04|A   |V|17,000     |A  |(4)  |01/06|Common Stock|17,000 |       |17,000      |D  |            |
 Buy)  (4)            |        |/99  |    | |           |   |     |/09  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Shares awarded under the ITT Industries 1997 Long-Term Incentive
Plan.
(2) Shares held under the ITT Industries Investment and Savings Plan reflecting accumulations through January 31, 1999.
(3) Shares held under the ITT Industries Dividend Reinvestment Plan reflecting accumulations through 01/31/99.
(4) Options acquired under Rule 16b-3 Plan exercisable 1/3 each on 01/04/00, 01 and 02 or after NYSE closing price remains at least $49.45 for 10 consecutive trading days, whichever occurs first.
SIGNATURE OF REPORTING PERSON
GERARD GENDRON
DATE
02/04/99